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                                                                 EXHIBIT 10.I2

                           RESOLUTION ADOPTED BY THE
                             BOARD OF DIRECTORS OF
                                 THE DIAL CORP
                                AUGUST 18, 1994



      RESOLVED, that the 1992 Stock Incentive Plan of the
Corporation is amended as follows, effective August 1, 1994:

      The following sentence shall be added to Section 5(e):

      Notwithstanding the above provisions of this Section 5(e), an optionee holding a Non-Qualified Stock Option may designate as the transferee of any such Option, at the discretion of the Committee, any member of such optionee's "Immediate Family" (as defined in Rule 16a, as promulgated by the Commission under the Exchange
      Act) or a trust whose beneficiaries are members of such optionee's Immediate Family, without payment of consideration, to have the power to exercise such Option and be subject to all the conditions of such Option prior to such designation, such power to exercise to become effective only in the event that such optionee shall die prior to exercising such Option.

      The first clause in the second sentence of the first paragraph of Section 7(b) shall be replaced with the following clause:

      Except as otherwise set forth in a Restricted Stock Agreement any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award,